                                                                     Exhibit 2.1


             EXCHANGE OF STOCK AGREEMENT AND PLAN OF REORGANIZATION

         Exchange of Stock Agreement and Plan of Reorganization dated as of December 15, 1997, hereinafter sometimes referred to as "the Agreement," by and between Vascular International of Nevada, Inc. ("Vascular/Nevada" or "the Public Company") a Nevada corporation, having its principal place for the transaction of business c/o Julien D. Jensen, Esq., Jensen, Duffin, Carman, Dibb & Jackson, 311 South State Street, Suite 380, Salt Lake City, Utah 84111 and The Rose Group Corporation, a Delaware corporation ("The Rose Group" or "the Acquired Corporation"), having its current principal place for the transaction of business at 2073 Porter Lake Drive, Sarasota, Florida 34240.


                              W I T N E S S E T H:

         WHEREAS, The Rose Group has issued a total of 100 shares (the "Corporation Shares") to its president, Sheldon Rose, which in fact constitutes all of the issued and outstanding shares of the common stock of the Acquired Corporation; and

         WHEREAS, prior to giving effect to a reverse stock split on a fifty share for one share basis ("the Stock Split"), Vascular/ Nevada has a capitalization of 50,000,000 shares of common stock, $0.001 par value per share, of which 48,010,923 shares are at present issued and outstanding or otherwise the subject of stock subscription agreements; and

         WHEREAS, Vascular/Nevada desires to acquire from Sheldon Rose all of the Corporation Shares in exchange solely for 4,500,000 post reverse split shares of Vascular/Nevada common stock (the "New Issue Exchange Shares"); and

         WHEREAS, at the closing of the exchange of stock contemplated by this Agreement, Vascular/Nevada will not have any assets or liabilities other than cash in the approximate amount of $15,000 less any expenses required to bring its books and records up-to-date through December 31, 1997; and

         WHEREAS, it is the intention of Vascular/Nevada and The Rose Group that the exchange of the Corporation Shares for the New Issue Exchange Shares constitute a "reorganization" as defined in Section 368(a) (1) (B) of the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, in consideration of the foregoing provisions to be incorporated in the Agreement and the mutual covenants herein contained, IT IS AGREED is follows:

                                    ARTICLE I
                               EXCHANGE OF SHARES

         Section 1.1 EXCHANGE OF STOCK. Subject to the terms and conditions of this Agreement, at the "Closing Date" as such term as defined in Section 7.1 hereof, the Corporation Shares shall be exchanged for the New Issue Exchange Shares.

         Section 1.2 DELIVERY OF CERTIFICATES. At the Closing Date, certificates representing all of the issued and outstanding shares of The Rose Group duly endorsed to Vascular/Nevada with signatures guaranteed and with all requisite stock transfer tax stamps affixed, shall be delivered to the Public Company. The cost of any transfer tax stamps required to be affixed to any stock certificates shall be paid by The Rose Group. Upon delivery by Vascular/Nevada of the certificates evidencing the New Issue Exchange Shares Sheldon Rose and all other persons who may then be shareholders of The Rose Group shall be vested with good and valid title to such New Issue Exchange Shares, free and clear of all liens, claims and encumbrances. The New Issue Exchange Shares shall constitute more than eighty (80%) percent of the outstanding common stock of Vascular/Nevada.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF VASCULAR/NEVADA

         Vascular/Nevada represents and warrants to Sheldon Rose and any other shareholders of The Rose Group as follows:

         Section 2.1 ORGANIZATION AND QUALIFICATION OF VASCULAR/ NEVADA. The Public Company is a corporation duly incorporated, duly organized, validly existing and in good standing under the laws of the State of Nevada. It has the corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as such business is now being conducted and is duly licensed or qualified to do business and is in good standing in the State of Nevada. The legal representatives of Vascular/Nevada (the "Representatives") have previously provided to The Rose Group copies of its certificate of incorporation and by-laws, certified by its assistant secretary to be complete and correct, as amended.

         Section 2.2 CAPITALIZATION AND OWNERSHIP OF VASCULAR/NEVADA. The authorized capital stock of Vascular/Nevada consist of (i) 50,000,000 shares of common stock, $0.001 par value per share, of which 48,010,923 shares were issued and outstanding (including approximately 9,000,000 shares of treasury stock) as of December 31, 1997 or otherwise the subject of subscription agreements. All outstanding shares of Vascular/Nevada common stock are validly issued, fully paid for and nonassessable with no personal liability attaching to the ownership thereof and free of pre-emptive rights. There are no shares of Vascular/Nevada common stock issued or outstanding except as referred to above, and, except as set forth in the disclosure document annexed hereto (the "Disclosure Document"), there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating the Public Company, contingently or otherwise, to issue shares of its common stock or to register shares of its common stock under the Securities Act of 1933, as amended (the "1933 Act"), or any other applicable federal or state securities laws.

         Section 2.3 NO VIOLATIONS. The execution and delivery of this Agreement by Vascular/Nevada will not violate any provisions of its certificate of incorporation or by-laws, conflict with any law, rule, statute or regulation to which is subject or violate or result in a default under any agreement to which Vascular/Nevada is a party or by which it is bound.

         Section 2.4 INVESTMENTS. Vascular/Nevada has not made any investments and does not own any capital stock of any other corporation or other entity.

         Section 2.5 CONSENTS AND APPROVALS. To the best knowledge of the representatives, no permit, consent, approval or authorization of, or declaration, filing or registration with any public body or authority or other person, firm or entity is necessary in connection with the execution and delivery by the Public Company of this Agreement or the consummation by it of the transactions contemplated hereby.

         Section 2.6 COMPLIANCE WITH LAW. Vascular/Nevada holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied and is in compliance with all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local and foreign governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it or over any part of its operations.

         Section 2.7 FINANCIAL STATEMENTS. The Representatives have provided to The Rose Group copies of the financial statements of Vascular/Nevada for the fiscal years ended December 31, 1996 and December 31, 1995 including balance sheets, statements of operations, statement of changes in shareholders' equity for such years and the footnotes thereto. The financial statements of Vascular/Nevada represent (a) the financial position, results of operations and changes in financial position of Vascular/Nevada, as of the respective dates and for the respective periods indicated, and (b) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied.

         Section 2.8 EXISTING CONDITION. Except as disclosed in the Disclosure Document, since December 31, 1996, the Public Company has not:

                  (a) incurred any liabilities out of the ordinary course of business;

                  (b) sold, encumbered, assigned or transferred any of its assets;

                  (c) made or suffered any amendment or termination of any material agreement, contract, commitment, lease under which the Public Company is lessee, or cancelled, modified or waived any significant debts or claims held by it or waived any rights of significant value, whether or not in the ordinary course of business;

                  (d) suffered any damage, destruction or loss, whether or not covered by insurance;

                  (e) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

                  (f) made commitments or agreements for capital expenditures;

                  (g) hired any employees or increased the salaries or other compensation of, or made any advance or loan to, any of its employees or consultants or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

                  (h) changed any of the accounting principles followed by it or the methods of applying such principles; or

                  (i) entered into any transaction other than in the ordinary course of business consistent with past practice.

         Section 2.9 TITLE TO PROPERTIES; LEASEHOLD INTERESTS. Vascular/Nevada has good and valid title to all properties and assets, real, personal and



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mixed, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for liens for taxes not yet due and payable.

         Section 2.10 CONDITION OF TANGIBLE ASSETS. All material items of tangible personal property are in good condition and repair, subject to normal wear and tear, and are usable in the regular and ordinary course of business of Vascular/Nevada.

         Section 2.11 BOOKS OF ACCOUNT. The books, records and accounts of Vascular/Nevada maintained with respect to its business accurately and fairly reflect, in reasonable detail, all the transactions and all the assets and liabilities of the Public Company. Vascular/Nevada has not engaged in any transaction, maintained any bank account or used any of its funds except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

         Section 2.12 LITIGATION. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best of its knowledge, is threatened against Vascular/Nevada. The Public Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially and adversely affect the business or assets of Vascular/Nevada.

         Section 2.13 CONTRACTS AND COMMITMENTS. Except as listed and annexed to the Disclosure Document, Vascular/Nevada is not a party to any written or oral:

                  (a) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, other than contracts terminable at will without future liability to the Public Company;

                  (b) agreement contract or commitment for the future purchase of, or payment for, equipment, supplies or products, or for the performance of services by a third party except for any agreement, contract or commitment arising in the ordinary course of business;

                  (c) agreement, contract or commitment to finance any acquisition of or purchase any asset or to perform any service; or

                  (d) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or to their contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person.

         Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings referenced in the Disclosure Document are valid and enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally; Vascular/Nevada is not in default of the performance, observance or fulfillment of any material obligations, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; furthermore, except as may be disclosed in the Disclosure Document, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking, in the reasonable opinion of the Public

Company, contains any contractual requirement with which there is a likelihood Vascular/Nevada will be unable to comply.

         Section 2.14 NO BROKER OR FINDER. Vascular/Nevada has not dealt with or retained any finder or broker whose fees or expenses have been paid by the Public Company or for whose fees or expenses it would be responsible in connection with this Agreement or the transactions contemplated hereby.

         Section 2.15 EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. Vascular/Nevada has not sponsored, maintained or supported, or otherwise been a party to, in default under, or had any liability or accrued obligations under, any plan, program, fund or arrangement, either qualified or non-qualified for federal income tax purposes, relating to the employees of the Public Company, whether for the benefit of a single individual or for more than one individual, and whether or not funded, including, without limitation, any incentive or other benefit arrangement for employees, their dependents and/or their beneficiaries and any "employee pension benefit plan" or "employee welfare benefit plan", as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Vascular/Nevada has not, at any time, maintained or contributed or been required to maintain or contribute to any "Multi-Employer Plan" as such term is defined in Section 3(37) of ERISA.

         Section 2.16 COMPLETENESS OF DISCLOSURE. No representation or warranty in this Agreement or in the annexed Disclosure Document nor in any other certificate, exhibit, statements, document or instrument furnished or to be furnished to The Rose Group by Vascular/Nevada pursuant to this Agreement, or in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make any statement made, not misleading.

         Section 2.17 TAX MATTERS. Vascular/Nevada has filed or will file on a timely basis (including all extensions) all tax returns which were required to have been filed, or are hereafter required to be filed up to the Closing Date by it (including, without limitation, all federal, state, county, local and foreign tax returns) and such returns are complete and accurate in all material respects, and the Public Company has paid or provided for all taxes, interest or penalties which have been incurred or are due and payable pursuant to such returns or pursuant to any assessments received by it in connection with such returns. No foreign, federal, state, local or other taxing authority has provided the Public Company with any notice of any questions relating to, or claims asserted for, taxes against Vascular/Nevada for which it may be liable. All taxes which Vascular/Nevada is required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE ROSE GROUP

         The Rose Group represents and warrants to Vascular/Nevada as follows:

         Section 3.1 ORGANIZATION AND QUALIFICATION OF THE ROSE GROUP. The Rose Group is a corporation duly incorporated, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has the corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as such business is now being conducted and is duly licensed or qualified to do business and is in good

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standing in all jurisdictions in which the nature of its business or the character or location of the properties and assets owned or leased by it makes such licensing or qualifications necessary and where the failure to qualify would not have a material adverse effect on operations, properties, assets, liabilities, earnings or business.

         Section 3.2 CAPITALIZATION AND OWNERSHIP OF THE ROSE GROUP. The authorized capital stock of The Rose Group consists of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding. All outstanding shares of The Rose Group common stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of preemptive rights and are owned free and clear of all liens, claims and encumbrances. No securities are issued or outstanding except for the aforementioned 100 shares of common stock and, at closing, there will be no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obliging the Corporation on a contingent basis or otherwise, to issue shares of common stock or to register shares of its common stock under the 1933 Act or other applicable federal or state securities laws.

         Section 3.3 AUTHORITY. The Rose Group has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. Other than approval by its board of directors, no proceedings, on the part of the Corporation are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the legal, valid and bind obligation of The Rose Group enforceable in accordance with its terms.

         Section 3.4 CONSENTS AND APPROVALS. No permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority or other person, firm or entity is necessary in connection with the execution and delivery by The Rose Group of this Agreement or the consummation by the Corporation of the transactions contemplated hereby.

         Section 3.5 FINANCIAL STATEMENTS. The Rose Group agrees to provide to the Representatives prior to closing audited financial statements of the Acquired Corporation for the period ending December 31, 1997 to be accompanied by an opinion of Pender, Newkirk & Company, CPAs, with offices located in Tampa, Florida. When produced, these financial statements (a) will present fairly the financial position, results of operations and changes in financial position of the Acquired Corporation, as of the respective dates and for the respective periods indicated, and (b) will be prepared in accordance with GAAP consistently applied.

         Section 3.6 COMPLETENESS OF DISCLOSURE. No representation or warranty in this Agreement nor any certificate, exhibit, statements, document or instrument furnished or to be furnished to Vascular/Nevada by The Rose Group in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make any statement made, not misleading.

                                   ARTICLE IV
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Section 4.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the parties to this Agreement or in any

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certificate, exhibit, document or instrument furnished hereunder shall survive for one year from the closing of the transactions contemplated hereby.

                                    ARTICLE V
                           AGREEMENTS PENDING CLOSING

         Section 5.1 AGREEMENT PENDING THE CLOSING. Vascular/Nevada covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by The Rose Group, it will:

                  (a) BUSINESS IN THE ORDINARY COURSE. Conduct its business solely in the ordinary course.

                  (b) MAINTENANCE OF PHYSICAL ASSETS. Continue to maintain and service the physical assets used in the conduct of its business in the same manner as has been its consistent past practice.

                  (c) EMPLOYEES AND BUSINESS RELATIONS. Continue to maintain its business relations and relations with its employees in the same manner as has been its consistent past practice.

                  (d) COMPLIANCE WITH LAW. ETC. Comply with all laws, ordinances, rules, regulations and orders applicable to it or their operations, assets or properties in respect thereof, the noncompliance with which might materially affect its business or assets.

                  (e) COOPERATION. Cooperate with the other parties to this Agreement and use its best efforts to cause all of the conditions to the obligations on its part to be performed under this Agreement to be satisfied before or immediately after the Closing Date.

                  (f) SALES OF ASSETS; NEGOTIATIONS. Other than in the ordinary course of business consistent with past practice, the Public Company will not initiate or participate in any discussions or negotiations or enter into any agreement to sell or encumber any part of its assets.

                  (g) PRESS RELEASES. No party to this Agreement shall give notice to third parties or otherwise make any public statement or release concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing by the representatives of The Rose Group as to form and content.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE CLOSING
                   AND ADDITIONAL COVENANTS OF VASCULAR/NEVADA

         Section 6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ROSE GROUP. All obligations of The Rose Group under this Agreement are subject to the fulfillment or satisfaction, and Vascular/Nevada covenants and agrees to fulfill or satisfy, prior to or at the Closing, each of the following conditions precedent:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE. The representations and warranties of Vascular/Nevada contained in this Agreement or in the annexed Disclosure Document delivered by the Public Company to The Rose Group shall be true on the date of this Agreement without regard to any updates furnished by Vascular/Nevada after the date of this Agreement and

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shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                  (b) COMPLIANCE WITH THIS AGREEMENT. Vascular/Nevada shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (c) NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or government or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  (d) CONSENTS AND APPROVALS. All of the consents required to carry out the transactions contemplated hereunder have been obtained or will be obtained by the closing date including resolutions of the board of directors and stockholders of Vascular/Nevada approving the entry into this Agreement and the carrying out of transactions contemplated herein.

                  (e) MATERIAL ADVERSE CHANGES. There has been no material adverse change in the business, operations, assets or properties of Vascular/Nevada.

                  (f) APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for The Rose Group in the exercise of its reasonable judgment.

                  (g) CERTIFICATES. Vascular/Nevada shall have delivered to the legal representatives of The Rose Group, one or more certificates for the New Issue Exchange Shares and the Public Company shall also have delivered to the representatives of The Rose Group such other documents, instruments, certifications and further assurances as its counsel may reasonably require.

                  (h) RESIGNATIONS. Subsequent to the election of three qualified nominees of The Rose Group to be directors of Vascular/Nevada and their acceptance of the legal duties and obligations related thereto, all officers and predecessor directors of the Public Company shall have submitted written resignations.

                  (i) NO LIABILITIES. At closing, Vascular/Nevada shall have no liabilities or obligations, either accrued, absolute, contingent or otherwise.

                  For purposes of this Agreement, the terms "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, indemnity, claim, loss, damage, deficiency, cost, expense, or obligation, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured or a reserve for any of the foregoing.

         Section 6.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VASCULAR/NEVADA. All obligations of Vascular/Nevada under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

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                  (a) REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING
DATE. The representations and warranties of The Rose Group contained in this Agreement or in any list, certificate or document delivered by The Rose Group to Vascular/Nevada pursuant to the provisions of this Agreement shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                  (b) COMPLIANCE WITH THIS AGREEMENT. The Rose Group shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  (c) NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction of final judgment relating thereto, shall be threatened or be pending against The Rose Group before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                  (d) MATERIAL ADVERSE CHANGES. There shall have been no material adverse changes in the business, operations, assets or properties of The Rose Group.

                  (e) APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Vascular/Nevada in the exercise of its reasonable judgment.

                  (f) CERTIFICATES. The Rose Group shall have delivered to Vascular/Nevada one or more certificates for the Corporation Shares and shall also have delivered to Vascular/Nevada such other documents, instruments, certifications and further assurances as its counsel may reasonably require.

                                   ARTICLE VII
                           CLOSING, FURTHER ASSURANCES
                            AND CONDITIONS SUBSEQUENT

         Section 7.1 CLOSING. The Closing Date (the "Closing") for the exchange of the Corporation Stock and the New Issue Exchange Shares shall take place at the offices of Julien D. Jensen, Esq. on March 12, 1998 or such other place or date as may be mutually agreed upon in writing by the parties to this Agreement.

         Section 7.2 ACTS TO BE PERFORMED BY THE CORPORATION. Following the Closing Date, The Rose Group shall cause Vascular/Nevada to:

                  (a) accept the resignation of its present registered agent in the States of Nevada and Utah, if appropriate, and appoint a successor thereto;

                  (b) change the address of its registered office in the State of Utah and establish a registered office in Florida;

                  (c) change the address of its principal executive offices and to take all actions necessary to qualify to transact business in the jurisdiction of Florida and all other jurisdictions in which the nature of business conducted by Vascular/Nevada after its merger with The Rose Group or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Public Company;

                  (d) execute the appropriate certificates and make the appropriate public filings to effectuate each of the foregoing actions; and

                  (e) change the name of the Public Company to The Rose Group and apply to the NASDAQ/OTC Bulletin Board to trade the shares of the Public Company under the name of The Rose Group with an appropriate NASDAQ symbol, the first choice of which is BFPD.

         Section 7.3 FURTHER ASSURANCES. After the Closing Date, Vascular/Nevada and The Rose Group agree to execute, acknowledge and deliver to the other such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the other may reasonably require in order to vest more effectively the Corporation Shares and the New Issue Exchange Shares, as the case may be, in the owners thereof. In addition, each of the parties will cooperate by executing and delivering to the other such additional instruments and documents and take such other actions as may be reasonably requested from time to time by any other party necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1  TERMINATION.

                  (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                           (i) by mutual consent of authorized representatives
of Vascular/Nevada and The Rose Group;

                           (ii) by The Rose Group at any time if the
representations and warranties of Vascular/Nevada prove to be materially incorrect when made;

                           (iii) by Vascular/Nevada if the representations and
warranties of The Rose Group are found to have been materially incorrect when made; or

                           (iv) by either Vascular/Nevada or The Rose Group if
the transactions contemplated by this Agreement do not close on or before April 15, 1998 unless extended in writing by the mutual consent of the parties.

                  (b) In the event of the termination and abandonment of this Agreement, except as provided in this Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders. Notwithstanding any such termination and abandonment, the provisions of Section 5.1 regarding confidential information shall remain binding upon the parties hereto.

         Section 8.2 BROKERS' AND FINDERS' FEES. Each party represents and warrants to the other that all negotiations relative to this Agreement have



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

been carried on by it directly without the intervention of any person except for David Mullins. At the Closing Date, it is intended that 200,000 shares of Vascular/Nevada common stock shall be reserved for issuance to Mr. Mullins for the exschange for the release of any obligations due to Mr. Mullins by The Rose Group, including, but not limited to, any services rendered as finder in this transaciton. It is further understood and agreed that Mr. Mullins will have the right to assign to third parties who may have cooperated with him in this transaction all or a part of the shares of Vascular/Nevada (then to be known as The Rose Group) issued to him as a finder's fee under this Section 8.2.

         Section 8.3 INCOME, SALES, TRANSFER AND DOCUMENTARY TAXES; ETC. The Rose Group shall pay all federal, state and local income taxes, if any, due as a result of the purchase, sale or transfer of the New Issue Exchange Shares and the Corporation Shares in accordance with the terms and conditions of this Agreement.

         Section 8.4 EXPENSES. Vascular/Nevada and The Rose Group shall each pay their own expenses incidental to the preparation and negotiation of this Agreement.

         Section 8.5 CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement, including the annexed Disclosure Documents, set forth the entire understanding of the parties with respect to the transactions contemplated by this Agreement. It shall not be amended or modified except by written instrument duly executed by representatives of Vascular/Nevada and The Rose Group. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         Section 8.6 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by either party without the prior written consent of the other.

         Section 8.7 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         Section 8.8 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

         If to Vascular/Nevada, to:

         Robert H. Jaffe, Esq.
         8 Mountain Avenue
         Springfield, New Jersey 07081
         Fax No. (973) 467-2246

         With a required copy to:

         Julien D. Jensen, Esq.
         Jensen, Duffin, Carman, Dibb & Jackson
         311 South State Street
         Suite 380
         Salt Lake City, Utah  84111
         Fax No. (801) 521-3731
                           and

         If to The Rose Group, to:

         Mr. Sheldon Rose
         The Rose Group Corporation
         2073 Porter Lake Drive
         Sarasota, Florida  34240
         Fax No. (941) 342-9538

         With a copy to:

         Scott D. Magliochetti, Esq.
         Mason, Taylor & Colicchio
         104 Carnegie Center, Suite 201
         Princeton, New Jersey  08540
         Fax No. (609) 987-0070

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telephoned or mailed.

         Section 8.9 GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware.

         Section 8.10 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto.

         Section 8.11 SECTION HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.12 SCHEDULES AND EXHIBITS. All Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         Section 8.13 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions.

         Section 8.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written .

ATTEST:                                              VASCULAR INTERNATIONAL OF
                                                      NEVADA, INC.

/s/ Barbara J. Hyra                         /s/ Robert H. Jaffe
---------------------------                 -----------------------------
Barbara J. Hyra, Assistant                  Robert H. Jaffe, President
                 Secretary


ATTEST:                                              THG ROSE GROUP CORPORATION


/s/ Lola H. Rose                            /s/ Sheldon Rose
-------------------------------             ------------------------------
Lola H. Rose,     Assistant                 Sheldon Rose, President
                  Secretary





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